[LETTERHEAD]

PASTEUR MERIEUX CONNAUGHT CANADA
1755 STEELES AVENUE WEST
TORONTO, ONTARIO, CANADA M2R 3T4
TELEPHONE: (1) 416-667-2701  FAX:  (1) 416-667-0313


IN QUADRUPLICATE



August 25, 1998



Aphton Corporation
World Trade Centre
80 SW 8th Street
Miami, Florida USA  33130

Attention:        Mr. Philip C. Gevas
                  Chairman, President and Chief Executive Officer

RE: Letter Agreement relating to conjugate product, between Aphton Corporation ("Aphton") and Connaught Laboratories Limited, a Pasteur Merieux Connaught company ("PMCC")


     This letter sets forth our agreement with respect to certain lots of conjugate product (the "Conjugate") which, at Aphton's request, PMCC has produced and shipped to Aphton or Aphton's designated agents and contractors:

1. We have informed you that the Conjugate contained in Lot 2 was prepared for research purposes only and that Lot 2 was not prepared in accordance with Good Manufacturing Practices. We have also informed you that the Conjugate contained in Lot 3 has been prepared in accordance with Good Manufacturing Practices and will be released accordingly in due course. Aphton acknowledges and accepts:
(i) that the vast majority of the equipment used to process Lot 3 was dedicated;
(ii) that some small glassware used to mix reagents, which was then added to the main process equipment (amicon), was not dedicated; (iii) that twenty litre bottles used to hold buffers which were then added to the main process equipment were validated for cleaning; and (iv) that the SDS PAGE method validation will not be completed by or prior to the release of Lot 3. It is our understanding that Aphton intends to use a portion of the Lot 3 Conjugate to produce the Product (as defined in the Co-Promotion License dated as of February 14, 1997, hereinafter the "License") to be used in connection with certain clinical trials which Aphton is conducting.

Letter Agreement between                                         Page 2
Aphton and PMCC                                                  August 25, 1998


2. Except as expressly set forth herein, PMCC makes no warranties of any kind, express or implied, written or oral, including any implied warranties of merchantability or fitness for a particular purpose. For purposes of this Letter Agreement, risk of loss to Conjugate shall pass to Aphton upon delivery to Aphton, DDP at a point or points of destination selected by Aphton. Except as provided in the next paragraph, PMCC shall have no liability whatsoever in respect of such Conjugate or of its use howsoever or in respect of the Product or of any product which contains any such Conjugate. Aphton agrees that it shall not use the Lot 3 Conjugate in connection with human clinical trials until such Conjugate is released by PMCC.

3. For good and valuable consideration, PMCC hereby agrees to indemnify, defend and hold harmless Aphton, its affiliates, officers, directors, employees and agents from and against any liabilities, claims, damages, costs, expenses (including reasonable attorney's fees) or judgments (collectively "Damages") arising out of, based upon or resulting from the failure by PMCC to prepare the Lot 3 Conjugate in accordance with the specifications attached hereto as Schedule "A", except to the extent any such Damages arise out, are based upon or result from the negligence or willful misconduct of Aphton or the failure of any material (including without limitation, peptides) supplied by Aphton to PMCC for use in preparing the Conjugate to conform to the specifications attached hereto. PMCC warrants that Lot 3 Conjugate, when delivered to Aphton in accordance with clause 2 hereof, shall meet the specifications.

4. In consideration for PMCC's shipment of the Conjugate to Aphton, Aphton hereby agrees to indemnify, defend and hold harmless PMCC, its affiliates, officers, directors, employees and agents from and against any liabilities, claims, damages, costs, expenses (including reasonable attorneys' fees) or judgments (collectively ("Damages") arising out of, based upon or resulting from (i) the negligence or willful misconduct of Aphton or its directors, officers, employees, agents or contractors, (ii) the possession, processing, shipment, storage or disposal of any Conjugate delivered hereunder, from and after the time such Conjugate is delivered to a carrier for shipment to Aphton (or its designee), or (iii) the possession, manufacture, sale, use (including in any clinical trial), administration, distribution, processing, shipment, storage or disposal of the Product or of any product by Aphton or any of Aphton's agents or contractors, whether or not any of the Conjugate is incorporated therein. Aphton agrees to obtain and to maintain comprehensive general liability, including product liability and clinical trial liability insurance (with PMCC and its affiliates named as additional insureds), with an insurer rated "A" or better by A.M. Best, with coverage of US$[Redacted]* per occurrence and in the aggregate. Such insurance may not be cancelled or terminated except upon thirty (30) days' prior written notice to PMCC. Such insurance shall be obtained and maintained at Aphton's sole cost and expense. From time to time, at the request of PMCC, Aphton will cause certificates of such insurance to be supplied to PMCC evidencing compliance with the obligations set forth herein. The procedures for such indemnification shall be as set forth in the License. Aphton further agrees that the confidentiality provisions of the License shall apply equally to this Letter Agreement. This Letter Agreement shall be governed by New York law.

     If the foregoing accurately sets forth Aphton's understanding of this transaction and its (and PMCC's) responsibilities and liabilities in respect of

------------------------
* The redacted portions of this document have been omitted pursuant to a request for confidential treatment and such redacted portions have been filed separately with the Securities and Exchange Commission.

Letter Agreement between                                         Page 3
Aphton and PMCC                                                  August 25, 1998


the Conjugate and of the Product or of any product containing the Conjugate, please sign the duplicate of this letter to evidence your agreement to the terms contained herein and return the duplicate to the undersigned at your earliest convenience.






Yours very truly,
CONNAUGHT LABORATORIES LIMITED



By /s/ J. Mark Lievonen
  -----------------------------------
   J. Mark Lievonen
   Senior Vice President, and General Manager, Oncology Business Unit




By /s/ Dr. Raafat Fahim
  -----------------------------------
   Dr. Raafat Fahim
   Vice President, Industrial Operations





Accepted and Agreed:
APHTON CORPORATION




By /s/ Philip C. Gevas
  -----------------------------------
   Philip C. Gevas
   Chairman, President and Chief Executive Officer

Letter Agreement between                                         Page 4
Aphton and PMCC                                                  August 25, 1998



                                  SCHEDULE "A"
               to the Letter Agreement between Aphton Corporation
            and Connaught Laboratories Limited, dated August 25, 1998



                        Specifications of Lot 3 Conjugate




                      [Omitted pursuant to Regulation S-K]

                               APHTON CORORATION

                           26 Harter Avenue, Suite 14
                               Woodland, CA 95776

                 Specification for Gastrimmune(R) Conjugate (GDT)

Test                                                               Specification

                      [Omitted pursuant to Regulation S-K]